UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                  SCHEDULE 13G

                    Under the Securities Exchange Act of 1934
                               (Amendment No. __)*


                                    QAD, INC.
                                ----------------
                                (Name of Issuer)


                                  Common Stock
                         ------------------------------
                         (Title of Class of Securities)


                                    00074727D1
                                  ------------
                                 (CUSIP Number)


                                August 6, 1997
              -----------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)




| |  Rule 13d-1(b)
| |  Rule 13d-1(c)
|X|  Rule 13d-1(d)

                                  SCHEDULE 13G


CUSIP No. 00074727D1                                          Page 2 of 14 Pages
--------------------------------------------------------------------------------
            NAME OF REPORTING PERSON
            S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
     1
            Karl Lopker                                          EIN:
--------------------------------------------------------------------------------
     2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP          (a)    |X|
                                                                      (b)    | |
--------------------------------------------------------------------------------
     3      SEC USE ONLY
--------------------------------------------------------------------------------
     4      CITIZENSHIP OR PLACE OF ORGANIZATION

            United States
--------------------------------------------------------------------------------
                       5     SOLE VOTING POWER
    NUMBER OF
      SHARES                 0
   BENEFICIALLY    -------------------------------------------------------------
     OWNED BY
       EACH            6     SHARED VOTING POWER
    REPORTING
      PERSON                 18,291,015
       WITH        -------------------------------------------------------------
   BENEFICIALLY
     OWNED BY          7     SOLE DISPOSITIVE POWER
       EACH
    REPORTING                0
      PERSON       -------------------------------------------------------------
       WITH
                       8     SHARED DISPOSITIVE POWER

                             18,291,015
--------------------------------------------------------------------------------
     9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

            18,291,015
--------------------------------------------------------------------------------
    10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
            SHARES                                                           |_|
--------------------------------------------------------------------------------
    11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

            52.9%
--------------------------------------------------------------------------------
    12      TYPE OF REPORTING PERSON

            IN
--------------------------------------------------------------------------------

                                  SCHEDULE 13G


CUSIP No. 00074727D1                                          Page 3 of 14 Pages
--------------------------------------------------------------------------------
            NAME OF REPORTING PERSON
            S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
     1
            Pamela Lopker                                        EIN:
--------------------------------------------------------------------------------
     2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP          (a)    |X|
                                                                      (b)    | |
--------------------------------------------------------------------------------
     3      SEC USE ONLY
--------------------------------------------------------------------------------
     4      CITIZENSHIP OR PLACE OF ORGANIZATION

            United States
--------------------------------------------------------------------------------
                       5     SOLE VOTING POWER
    NUMBER OF
      SHARES                 0
   BENEFICIALLY    -------------------------------------------------------------
     OWNED BY
       EACH            6     SHARED VOTING POWER
    REPORTING
      PERSON                 18,291,015
       WITH        -------------------------------------------------------------
   BENEFICIALLY
     OWNED BY          7     SOLE DISPOSITIVE POWER
       EACH
    REPORTING                0
      PERSON       -------------------------------------------------------------
       WITH
                       8     SHARED DISPOSITIVE POWER

                             18,291,015
--------------------------------------------------------------------------------
     9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

            18,291,015
--------------------------------------------------------------------------------
    10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
            SHARES                                                           |_|
--------------------------------------------------------------------------------
    11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

            52.9%
--------------------------------------------------------------------------------
    12      TYPE OF REPORTING PERSON

            IN
--------------------------------------------------------------------------------

                                  SCHEDULE 13G


CUSIP No. 00074727D1                                          Page 4 of 14 Pages
--------------------------------------------------------------------------------
            NAME OF REPORTING PERSON
            S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
     1
            Lopker Living Trust dated March 23, 1993                  EIN:
--------------------------------------------------------------------------------
     2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP          (a)    |X|
                                                                      (b)    | |
--------------------------------------------------------------------------------
     3      SEC USE ONLY
--------------------------------------------------------------------------------
     4      CITIZENSHIP OR PLACE OF ORGANIZATION

            United States
--------------------------------------------------------------------------------
                       5     SOLE VOTING POWER
    NUMBER OF
      SHARES                 0
   BENEFICIALLY    -------------------------------------------------------------
     OWNED BY
       EACH            6     SHARED VOTING POWER
    REPORTING
      PERSON                 17,422,507
       WITH        -------------------------------------------------------------
   BENEFICIALLY
     OWNED BY          7     SOLE DISPOSITIVE POWER
       EACH
    REPORTING                0
      PERSON       -------------------------------------------------------------
       WITH
                       8     SHARED DISPOSITIVE POWER

                             17,422,507
--------------------------------------------------------------------------------
     9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

            18,291,015
--------------------------------------------------------------------------------
    10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
            SHARES                                                           |_|
--------------------------------------------------------------------------------
    11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

            52.9%
--------------------------------------------------------------------------------
    12      TYPE OF REPORTING PERSON

            OO
--------------------------------------------------------------------------------

                                  SCHEDULE 13G


CUSIP No. 00074727D1                                          Page 5 of 14 Pages
--------------------------------------------------------------------------------
            NAME OF REPORTING PERSON
            S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
     1
            Karl Bo Lopker Trust                                      EIN:
--------------------------------------------------------------------------------
     2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP          (a)    |X|
                                                                      (b)    | |
--------------------------------------------------------------------------------
     3      SEC USE ONLY
--------------------------------------------------------------------------------
     4      CITIZENSHIP OR PLACE OF ORGANIZATION

            United States
--------------------------------------------------------------------------------
                       5     SOLE VOTING POWER
    NUMBER OF
      SHARES                 0
   BENEFICIALLY    -------------------------------------------------------------
     OWNED BY
       EACH            6     SHARED VOTING POWER
    REPORTING
      PERSON                 340,046
       WITH        -------------------------------------------------------------
   BENEFICIALLY
     OWNED BY          7     SOLE DISPOSITIVE POWER
       EACH
    REPORTING                0
      PERSON       -------------------------------------------------------------
       WITH
                       8     SHARED DISPOSITIVE POWER

                             340,046
--------------------------------------------------------------------------------
     9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

            18,291,015
--------------------------------------------------------------------------------
    10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
            SHARES                                                           |_|
--------------------------------------------------------------------------------
    11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

            52.9%
--------------------------------------------------------------------------------
    12      TYPE OF REPORTING PERSON

            OO
--------------------------------------------------------------------------------

                                  SCHEDULE 13G


CUSIP No. 00074727D1                                          Page 6 of 14 Pages
--------------------------------------------------------------------------------
            NAME OF REPORTING PERSON
            S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
     1
            Juliana Lynn Lopker Trust                                 EIN:
--------------------------------------------------------------------------------
     2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP          (a)    |X|
                                                                      (b)    | |
--------------------------------------------------------------------------------
     3      SEC USE ONLY
--------------------------------------------------------------------------------
     4      CITIZENSHIP OR PLACE OF ORGANIZATION

            United States
--------------------------------------------------------------------------------
                       5     SOLE VOTING POWER
    NUMBER OF
      SHARES                 0
   BENEFICIALLY    -------------------------------------------------------------
     OWNED BY
       EACH            6     SHARED VOTING POWER
    REPORTING
      PERSON                 350,809
       WITH        -------------------------------------------------------------
   BENEFICIALLY
     OWNED BY          7     SOLE DISPOSITIVE POWER
       EACH
    REPORTING                0
      PERSON       -------------------------------------------------------------
       WITH
                       8     SHARED DISPOSITIVE POWER

                             350,809
--------------------------------------------------------------------------------
     9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

            18,291,015
--------------------------------------------------------------------------------
    10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
            SHARES                                                           |_|
--------------------------------------------------------------------------------
    11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

            52.9%
--------------------------------------------------------------------------------
    12      TYPE OF REPORTING PERSON

            OO
--------------------------------------------------------------------------------

                                  SCHEDULE 13G


CUSIP No. 00074727D1                                          Page 7 of 14 Pages
--------------------------------------------------------------------------------
            NAME OF REPORTING PERSON
            S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
     1
            Lopker Family Foundation                                  EIN:
--------------------------------------------------------------------------------
     2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP          (a)    |X|
                                                                      (b)    | |
--------------------------------------------------------------------------------
     3      SEC USE ONLY
--------------------------------------------------------------------------------
     4      CITIZENSHIP OR PLACE OF ORGANIZATION

            United States
--------------------------------------------------------------------------------
                       5     SOLE VOTING POWER
    NUMBER OF
      SHARES                 0
   BENEFICIALLY    -------------------------------------------------------------
     OWNED BY
       EACH            6     SHARED VOTING POWER
    REPORTING
      PERSON                 144,500
       WITH        -------------------------------------------------------------
   BENEFICIALLY
     OWNED BY          7     SOLE DISPOSITIVE POWER
       EACH
    REPORTING                0
      PERSON       -------------------------------------------------------------
       WITH
                       8     SHARED DISPOSITIVE POWER

                             144,500
--------------------------------------------------------------------------------
     9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

            18,291,015
--------------------------------------------------------------------------------
    10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
            SHARES                                                           |_|
--------------------------------------------------------------------------------
    11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

            52.9%
--------------------------------------------------------------------------------
    12      TYPE OF REPORTING PERSON

            OO
--------------------------------------------------------------------------------

                                  SCHEDULE 13G


CUSIP No. 00074727D1                                          Page 8 of 14 Pages
--------------------------------------------------------------------------------
            NAME OF REPORTING PERSON
            S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
     1
            Lopker Family 1997 Charitable Remainder Trust             EIN:
--------------------------------------------------------------------------------
     2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP          (a)    |X|
                                                                      (b)    | |
--------------------------------------------------------------------------------
     3      SEC USE ONLY
--------------------------------------------------------------------------------
     4      CITIZENSHIP OR PLACE OF ORGANIZATION

            United States
--------------------------------------------------------------------------------
                       5     SOLE VOTING POWER
    NUMBER OF
      SHARES                 0
   BENEFICIALLY    -------------------------------------------------------------
     OWNED BY
       EACH            6     SHARED VOTING POWER
    REPORTING
      PERSON                 12,000
       WITH        -------------------------------------------------------------
   BENEFICIALLY
     OWNED BY          7     SOLE DISPOSITIVE POWER
       EACH
    REPORTING                0
      PERSON       -------------------------------------------------------------
       WITH
                       8     SHARED DISPOSITIVE POWER

                             12,000
--------------------------------------------------------------------------------
     9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

            18,291,015
--------------------------------------------------------------------------------
    10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
            SHARES                                                           |_|
--------------------------------------------------------------------------------
    11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

            52.9%
--------------------------------------------------------------------------------
    12      TYPE OF REPORTING PERSON

            OO
--------------------------------------------------------------------------------

Item 1.  Issuer.

     (a) The name of the issuer is QAD, Inc. (the "Issuer").

     (b) The address of the Issuer's principal executive office is 6450 Via Real, Carpinteria, CA 93013.

Item 2.  Reporting Person and Security.

     (a) The Reporting Persons are the following:

        (1) Karl Lopker

        (2) Pamela Lopker

        (3) Lopker Living Trust Dated March 23, 1993 ("Lopker Living Trust")

        (4) Karl Bo Lopker Trust

        (5) Juliana Lynn Lopker Trust

        (6) Lopker Family Foundation (the "Family Foundation")

        (7) Lopker Family 1997 Charitable Remainder Trust (the "Charitable Remainder Trust")

Pamela and Karl Lopker act as joint trustees of the Lopker Living Trust and as officers of the Lopker Family Foundation.

     (b) The business address of Pamela and Karl Lopker, Lopker Living Trust, Karl Bo Lopker Trust, Julia Lynn Lopker Trust, Lopker Family Foundation and Lopker Family 1997 Charitable Remainder Trust is 6450 Via Real, Carpinteria, CA 93013.

     (c) Pamela and Karl Lopker are United States citizens and the other Filing Persons are organized under the laws of the United States.

     (d) The title of the class of securities to which this statement relates is the common stock of the Issuer (the "Common Stock").

     (e) The CUSIP number is 000-74-72-7D1.











                               Page 9 of 14 Pages

Item 3.  If This Statement is Filed Pursuant to Rule 13d-1(b) or 13d-2(b) or

     (a) [ ] Broker or dealer  registered under Section 15 of the Act (15 U.S.C.
78o).

     (b) [ ] Bank as defined in Section 3(a)(6) of the Act (15 U.S.C. 78c).

     (c) [ ] Insurance company as defined in Section 3(a)(19) of the Act (15 U.S.C. 78c).

     (d) [ ] Investment company registered under Section 8 of the Investment Company Act of 1940 (15 U.S.C. 80a-8).

     (e) [ ] An   investment    adviser   in   accordance   with   Section
240.13d-1(b)(1)(ii)(E);

     (f) [ ] An employee  benefit  plan or  endowment  fund in  accordance  with
Section 240.13d-1(b)(1)(ii)(F);

     (g) [ ] A parent  holding  company or  control  person in  accordance  with
Section 240.13d-1(b)(1)(ii)(G);

     (h) [ ] A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813);

     (i) [ ] A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3);

     (j) [ ] Group, in accordance with Section 240.13d-1(b)(1)(ii)(J).

     Not Applicable.

Item 4.  Ownership.


     On August 6, 1997, the effective date of the Issuer's registration statement on Form 8-A registering the Common Stock under the Securities Exchange Act (the "Effective Date"), the Reporting Persons beneficially owned a total of 19,000,000 shares of the Common Stock.

     Pamela Lopker and Karl Lopker serve jointly as trustees of the Lopker Living Trust. The Lopker Living Trust owned of record 18,223,908 shares of Common Stock on the Effective Date. After the Effective Date, the Lopker Living Trust gifted 258,000 shares to the Family Foundation, 12,000 shares to the Charitable Remainder Trust, 10,763 shares to the Karl Bo Lopker Trust and 10,763 shares to the Juliana Lynn Lopker Trust. A total of 572,150 shares were sold or transferred to other parties. The Lopker Living Trust purchased 30,000



                              Page 10 of 14 Pages
additional shares on December 20, 2000, 20,000 additional shares on December 21, 2000, and 8,275 additional shares on December 22, 2000. As of December 31, 2002, the Lopker Living Trust owns of record 17,422,507 shares.

     Karl Lopker is the President of the Family Foundation and Pamela Lopker is the Chief Executive Officer. The Family Foundation owned 56,000 shares on the Effective Date. An additional 258,000 shares were gifted by the Lopker Living Trust to the Family Foundation after the Effective Date. The Family Foundation sold a total of 169,500 shares after the Effective Date. As of December 31, 2002, the Family Foundation owns of record 144,500 shares.

     Karl Bo Lopker is the minor child of Pamela and Karl Lopker and the beneficiary of the Karl Bo Lopker Trust. On the Effective Date, the Karl Bo Lopker Trust owned of record 340,046 shares. 10,763 shares were subsequently received from the Lopker Living Trust, and 10,763 shares were subsequently sold. As of December 31, 2002, the Karl Bo Lopker Trust owns of record 340,046 shares.

     Juliana Lynn Lopker is the minor child of Pamela and Karl Lopker and the beneficiary of the Juliana Lynn Lopker Trust. On the Effective Date, the Juliana Lynn Lopker Trust owned of record 340,046 shares. 10,763 shares were subsequently received from the Lopker Living Trust. As of December 31, 2002, the Juliana Lynn Lopker Trust owns of record 350,809 shares.

     On December 16, 2002, the Lopker Living Trust gifted 12,000 shares to the Charitable Remainder Trust. As of December 31, 2002, the Charitable Remainder Trust owns of record 12,000 shares.

     Pamela Lopker owns of record 10,000 shares.

     The estate of Julia M. Lopker, of which Karl Lopker is the likely beneficiary, owns of record 11,153 shares.

Item 5.  Ownership of Five Percent or Less of a Class.

         If this Schedule is being filed to report the fact that as of the date hereof the Reporting Person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [__]

         Not Applicable.




                              Page 11 of 14 Pages

Item 6.  Ownership of More than Five Percent on Behalf of Another Person.

         If any other person is known to have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, such securities, a statement to that effect should be included in response to this item and, if such interest relates to more than five percent of the class, such person should be identified. A listing of the shareholders of an investment company registered under the Investment Company Act of 1940 or the beneficiaries of employee benefit plan, pension fund or endowment fund is not required.

         Not Applicable.

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company or Control Person.

         If a parent holding company or control person has filed this Schedule, pursuant to Rule 13d-1(b)(1)(ii)(G), so indicate under Item 3(g) and attach an exhibit stating the identity and the Item 3 classification of the relevant subsidiary. If a parent holding company or control person has filed this Schedule pursuant to Rule 13d-1(c) or Rule 13d-1(d), attach an exhibit stating the identification of the relevant subsidiary.

         Not Applicable.

Item 8.  Identification and Classification of Members of the Group.

         If a group has filed this Schedule pursuant to Rule 13d-1(b)(1)(ii)(J), so indicate under item 3(j) and attach an exhibit stating the identity and Item 3 classification of each member of the group. If a group has filed this Schedule pursuant to Rule 13d-1(c) or Rule 13d-1(d), attach an exhibit stating the identity of each member of the group.

         Not Applicable.

Item 9.  Notice of Dissolution of Group.

         Notice of dissolution of a group may be furnished as an exhibit stating the date of the dissolution and that all further filings with respect to transactions in the security reported on will be filed, if required, by members of the group, in their individual capacity. See Item 5.

         Not Applicable.

Item 10. Certifications.

         By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.







                              Page 12 of 14 Pages

                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.



Date: March 18, 2003               /s/ Karl Lopker
                                   ___________________________________
                                           Karl Lopker


Date: March 18, 2003               /s/ Pamela Lopker
                                   ___________________________________
                                         Pamela Lopker


Date: March 18, 2003               Lopker Living Trust dated March 23, 1993

                                   By:  /s/ Karl Lopker
                                        ______________________________
                                            Karl Lopker, Trustee


                                   By:  /s/ Pamela Lopker
                                        ______________________________
                                            Pamela Lopker, Trustee


Date: March 18, 2003               Karl Bo Lopker Trust

                                   By:  /s/ Evan Bishop
                                        ______________________________
                                            Evan Bishop, Trustee


Date: March 18, 2003               Juliana Lynn Lopker Trust

                                   By:  /s/ Evan Bishop
                                        ______________________________
                                            Evan Bishop, Trustee


Date: March 18, 2003               Lopker Family Foundation

                                   By:  /s/ Karl Lopker
                                        ______________________________
                                            Karl Lopker, President


Date: March 18, 2003               Lopker Family 1997 Charitable Remainder Trust

                                   By:  /s/ Evan Bishop
                                        ___________________________________
                                            Evan Bishop, Trustee


                              Page 13 of 14 Pages

                                  Exhibit Index

                   Exhibit A.........Joint Filing Agreement



















































                              Page 14 of 14 Pages

                                                                       Exhibit A
                                                                       ---------
                             Joint Filing Agreement
                             ----------------------


         In accordance with Rule 13d-1(k) under the Securities Exchange Act of 1934, as amended, the undersigned agree to the joint filing on behalf of each of them of a Report on Schedule 13G (including amendments thereto) with respect to the common stock of QAD, Inc. and further agree that this agreement be included as an exhibit to such filing. Each party to the agreement expressly authorizes each other party to file on its behalf any and all amendments to such Report. Each party to this agreement agrees that this joint filing agreement may be signed in any number of counterparts.

         In evidence whereof, the undersigned have executed this Joint Filing Agreement on this 18th day of March, 2003.


                                   /s/ Karl Lopker
                                   ___________________________________
                                           Karl Lopker


                                   /s/ Pamela Lopker
                                   ___________________________________
                                         Pamela Lopker


                                   Lopker Living Trust dated March 23, 1993

                                   By:  /s/ Karl Lopker
                                        ______________________________
                                            Karl Lopker, Trustee


                                   By:  /s/ Pamela Lopker
                                        ______________________________
                                            Pamela Lopker, Trustee


                                   Karl Bo Lopker Trust

                                   By:  /s/ Evan Bishop
                                        ______________________________
                                            Evan Bishop, Trustee


                                   Juliana Lynn Lopker Trust

                                   By:  /s/ Evan Bishop
                                        ______________________________
                                            Evan Bishop, Trustee


                                   Lopker Family Foundation

                                   By:  /s/ Karl Lopker
                                        ______________________________
                                            Karl Lopker, President


                                   Lopker Family 1997 Charitable Remainder Trust

                                   By:  /s/ Evan Bishop
                                        ___________________________________
                                            Evan Bishop, Trustee